Exhibit 21.1
LIST OF SIGNIFICANT SUBSIDIARIES OF
THE LUBRIZOL CORPORATION
AS OF DECEMBER 31, 2007

COUNTRY OR STATE OF
NAME	INCORPORATION

Lubrizol Advanced Materials FCC, Inc.	USA — Delaware
Lubrizol Advanced Materials, Inc.	USA — Delaware
Lubrizol Advanced Materials International, Inc.	USA — Delaware
Lubrizol Advanced Materials Gibraltar, Inc.	USA — Delaware
Lubrizol Overseas Trading Corporation	USA — Delaware
CPI Engineering Services, Inc.	USA — Michigan
Lubrizol International Management Corporation	USA — Nevada

Lubrizol Advanced Materials Europe BVBA	Belgium
Lubrizol Europe Coordination Center BVBA	Belgium
Lubrizol do Brasil Aditivos Ltda.	Brazil
Lubrizol Canada Limited	Canada
Lubrizol International, Inc.	Cayman Islands
Lanzhou Lubrizol Lanlian Additive Co. Ltd.	People’s Republic of China
Lubrizol France SAS	France
Lubrizol Holdings France SAS	France
Lubrizol Deutschland GmbH	Germany
Lubrizol (Gibraltar) Limited	Gibraltar
Lubrizol (Gibraltar) Minority Limited	Gibraltar
Lubrizol Advanced Materials Asia Pacific Limited	Hong Kong
Lubrizol Advanced Materials Hong Kong Limited	Hong Kong
Lubrizol India Private Limited	India
Lubrizol Japan Limited	Japan
Lubrizol (Gibraltar) Limited Luxembourg SCS	Luxembourg
Lubrizol Luxembourg S.à r.l.	Luxembourg
Lubrizol Advanced Materials Holland B.V.	The Netherlands
Lubrizol Southeast Asia (Pte.) Ltd.	Singapore
Lubrizol South Africa (Pty) Limited	South Africa
Lubrizol Adibis Holdings (UK) Limited	United Kingdom
Lubrizol Limited	United Kingdom